                                                     EXHIBIT 11

                  GEORGIA-PACIFIC CORPORATION AND SUBSIDIARIES
           STATEMENTS OF COMPUTATION OF PER SHARE EARNINGS (Unaudited)
                      (Thousands, except per share amounts)


                                              Three Months
                                             Ended March 31,
                                         ----------------------
                                           1995          1994
                                         ---------     --------

Income (Loss)
- ------------
Income before extraordinary item
 and accounting change                   $ 232,000     $ 56,000
Extraordinary item, net of tax                   -      (11,000)
Cumulative effect of accounting
 change, net of tax                              -       (5,000)
                                         ---------     --------
Net income                               $ 232,000     $ 40,000
                                         =========     ========


Weighted Average Shares
- -----------------------
Common shares outstanding, net of
 restricted stock                           89,619       88,701

Add - shares assumed to be issued
      under long-term incentive
      (restricted stock), stock
      option and stock purchase
      plans at the average market
      price                                    783          919
                                         ---------     --------

Primary shares                              90,402       89,620
                                         ---------     --------

Add - additional shares assumed to be
      issued under long-term incentive
      (restricted stock), stock option
      and stock purchase plans at
      quarter end market price (if
      higher than average market price)        146            -
                                         ---------     --------

Fully diluted shares                        90,548       89,620
                                         =========     ========


Income (Loss) Per Share
- -----------------------
Income before extraordinary item
 and accounting change                   $    2.59     $    .63
Extraordinary item, net of tax                   -         (.12)
Cumulative effect of accounting
 change, net of tax                              -         (.06)
                                         ---------     --------
Net income                               $    2.59     $    .45
                                         =========     ========


Income (Loss) Per Share - Primary
- ---------------------------------
Income before extraordinary item
 and accounting change                   $    2.57     $    .63
Extraordinary item, net of tax                   -         (.12)
Cumulative effect of accounting
 change, net of tax                              -         (.06)
                                         ---------     --------
Net income                               $    2.57     $    .45
                                         =========     ========

Income (Loss) Per Share - Fully Diluted
- ---------------------------------------
Income before extraordinary item
 and accounting change                   $    2.56     $    .63
Extraordinary item, net of tax                   -         (.12)
Cumulative effect of accounting
 change, net of tax                              -         (.06)
                                         ---------     --------
Net income                               $    2.56     $    .45
                                         =========     ========


A single presentation of income (loss) per share is made on the Statements of Income because the effects of assuming issuance of common shares under long-term incentive, stock option and stock purchase plans are either antidilutive or insignificant.